EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 19% Decrease in Third Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – November 5, 2007 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported third quarter net earnings of $293,000, or $0.15 per diluted share, down 19.06% when compared with net earnings of $362,000, or $0.19 per diluted share, in the third quarter of 2006. The decrease in net earnings was primarily due to a substantial increase in non-interest expense.

For the nine months ended September 30, 2007, the Company reported net earnings of $979,000 compared to $1,094,000 of net earnings in 2006. Diluted earnings per share for the nine months ended September 30, 2007 and 2006 were $0.50 and $0.60, respectively.

Chief Executive Officer, Paul C. Hudson stated, “Despite weak third quarter earnings, there are several positive operational trends that will contribute to future profitability. Comparing third quarter 2007 to 2006, loan originations, including loan purchases, were up 107%, resulting in a 13.07% increase in net interest income. Year to date loan originations, including loan purchases, increased 74%, while nonperforming assets remained relatively unchanged at 0.01% of total assets.” Hudson went on to explain, “The Bank’s net interest spread is holding relatively stable and non-interest expense is projected to decrease as certain severance and settlement expenses incurred during the three and nine months ended September 30, 2007 are not expected during future periods.”

Third Quarter Results:

•

Net interest income before provision for loan losses of $2.8 million in the third quarter of 2007 was up $319,000, or 13.07%, from the third quarter of 2006, reflecting a higher level of average interest-earning assets;

•	Loan originations, including purchases, were $26.9 million for the third quarter of 2007, compared with loan originations, including purchases, of $13.0 million for the third quarter of 2006;

•	The annualized net interest rate spread decreased 1 basis point to 3.37% in the third quarter of 2007 from 3.38% in the third quarter of 2006;

•	Non-interest income in the third quarter of 2007 was up $51,000 from the third quarter of 2006, primarily reflecting higher loan related fees in the 2007 period;

•

Non-interest expense in the third quarter of 2007 was up $527,000 from the third quarter of 2006, primarily due to increases in compensation and benefits expense, professional services expense, and other expense.

•	We do not originate or purchase sub-prime loans and we have no sub-prime loans in our loan or investment portfolios.

Net Interest Income

Net interest income before provision for loan losses of $2.8 million in the third quarter of 2007 was up $319,000, or 13.07%, from the third quarter a year ago. The increase reflected a higher level of average interest-earning assets. Interest-earning assets averaged

$312.5 million in the current quarter, up $37.4 million, or 13.59%, from the same period a year ago. Annualized net interest rate margin decreased 2 basis points to 3.53% in the current quarter from 3.55% a year ago. The annualized net interest rate spread decreased 1 basis point to 3.37% in the current quarter from 3.38% a year ago. The annualized yield on average interest-earning assets increased 60 basis points to 6.97% in the current quarter from 6.37% a year ago, primarily as a result of the origination and purchase of higher yielding loans and the upward repricing of adjustable rate mortgage loans. The annualized yield on average loans improved 56 basis points to 7.33% in the third quarter of 2007 from 6.77% for the same period in 2006.

The cost of average interest-bearing liabilities increased 61 basis points to 3.60% as our deposit mix shifted toward higher costing time deposits and FHLB borrowings. The annualized weighted average cost of deposits increased 51 basis points to 3.24% in the third quarter of 2007 from 2.73% for the same period in 2006. The annualized weighted average cost of FHLB borrowings increased 89 basis points to 4.43% in the third quarter of 2007 from 3.54% for the same period in 2006.

Provision for Loan Losses

During the third quarter of 2007, the provision for loan losses amounted to $10,000 compared to $21,000 a year ago. Despite increased loan originations/volume, the provision for loan losses decreased in the third quarter of 2007 as compared to third quarter 2006 primarily due to the lack of any charge-offs and a change in the mix of our loan portfolio resulting from increased church loan originations and reclassification of some loans from commercial to church. At September 30, 2007, the allowance for loan losses was $1.9 million, or 0.70% of total gross loans receivable, compared to $1.7 million, or 0.69% of total gross loans receivable, at year-end 2006.

Non-Interest Income

Non-interest income totaled $335,000 in the third quarter of 2007, up $51,000, or 17.96%, from the third quarter a year ago. The increase was primarily due to higher loan related fees in the third quarter of 2007 compared to the same quarter in 2006.

Non-Interest Expense

Non-interest expense totaled $2.6 million in the third quarter of 2007, up $527,000, or 25.10%, from the third quarter a year ago. A large portion of the increase was in compensation and benefits expense, which increased $429,000, in the third quarter of 2007 compared to the same quarter in 2006. The increase in compensation and benefits expense was primarily due to annual pay increases, staff addition, accrual for the director emeritus liability, increased health insurance cost and a $185,000 severance payment. Other significant increases in non-interest expense include a $59,000 increase in professional services expense, of which $44,000 was due to higher legal expenses, and a $38,000 increase in other expense, primarily due to increases in donations, sponsorships, shareholder reporting and printing expenses. Also included in other expense for the nine months ended September 30, 2007 was $125,000 of expense recognized during the second quarter to settle a personnel matter.

Income Taxes

The effective tax rate was 36.03% for the third quarter 2007 compared to 40.07% for the third quarter 2006. The reduction in the effective tax rate is attributable to tax exempt income from life insurance investments in 2007 and increased state tax credits in 2007 as compared to 2006.

Assets, Loan Originations, Deposits and Borrowings

At September 30, 2007, assets totaled $333.2 million, up $32.2 million, or 10.70%, from year-end 2006. During the first nine months of 2007, net loans, including loans held for sale, increased $28.0 million, securities available for sale increased $4.8 million, and cash and cash equivalents increased $3.3 million, while securities held to maturity decreased $5.1 million.

Loan originations, including purchases, for the nine months ended September 30, 2007 totaled $80.2 million, up $34.0 million, or 73.59%, from $46.2 million a year ago. Loan repayments, including loan sales amounted to $51.6 million for the nine months ended September 30, 2007 compared to $42.3 million for the same period a year ago.

Deposits totaled $229.4 million at September 30, 2007, up $7.9 million, or 3.56%, from year-end 2006. During the first nine months of 2007, our certificates of deposit increased $14.0 million while our core deposits (NOW, demand, money market and passbook accounts) decreased $6.1 million. A substantial portion of the increase in certificates of deposit was from State of California and Certificate of Deposit Account Registry Service (CDARS). At September 30, 2007, core deposits represented 40.91% of total deposits compared to 45.11% at December 31, 2006 and 46.48% at September 30, 2006.

Since the end of 2006, FHLB borrowings increased $21.8 million, or 43.64%, to $71.8 million at September 30, 2007 from $50.0 million at December 31, 2006, primarily due to strong loan growth financing needs, which exceeded our increase in deposits.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, remained relatively unchanged at $34,000, or 0.01% of total assets, at September 30, 2007 and December 31, 2006.

For the quarter ended September 30, 2007, the Company’s annualized return on average equity decreased to 5.52% compared to 7.50% for the same period in 2006. The annualized return on average assets decreased to 0.36% for the third quarter of 2007 compared to 0.51% for the same period in 2006. The efficiency ratio increased to 84.88% for the third quarter of 2007 compared to 77.06% for the same period in 2006. The annualized returns on average equity and average assets and the efficiency ratio were negatively impacted by the substantial increase in our non-interest expense for the third quarter of 2007 compared to the same period in 2006.

At September 30, 2007, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Cash	$4,563	$5,310
Federal funds sold	4,000	—

Cash and cash equivalents	8,563	5,310
Securities available for sale, at fair value	4,772	—
Securities held to maturity	30,723	35,793
Loans receivable held for sale, at lower of cost or fair value	2,735	—
Loans receivable, net of allowance of $1,924 and $1,730	272,912	247,657
Accrued interest receivable	1,772	1,476
Federal Home Loan Bank (FHLB) stock, at cost	3,375	2,490
Office properties and equipment, net	5,350	5,263
Bank owned life insurance	2,212	2,138
Other assets	778	868

Total assets	$333,192	$300,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$229,359	$221,467
Federal Home Loan Bank advances	71,800	49,985
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	834	588
Deferred income taxes	828	855
Other liabilities	2,714	2,075

Total liabilities	311,535	280,970

Stockholders’ Equity:
Preferred, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at September 30, 2007 and December 31, 2006	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at September 30, 2007 and December 31, 2006; outstanding 1,762,117 shares at September 30, 2007 and 1,637,415 shares at December 31, 2006	20	20
Additional paid-in capital	12,207	12,829
Accumulated other comprehensive loss, net of taxes	(41)	—
Retained earnings-substantially restricted	12,810	12,169
Treasury stock-at cost, 251,825 shares at September 30, 2007 and 376,527 shares at December 31, 2006	(3,341)	(4,995)

Total stockholders’ equity	21,657	20,025

Total liabilities and stockholders’ equity	$333,192	$300,995

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Interest and fees on loans receivable	$4,934	$3,851	$13,909	$11,142
Interest on mortgage-backed securities	398	410	1,215	1,306
Interest on investment securities	25	22	75	58
Other interest income	86	101	248	292

Total interest income	5,443	4,384	15,447	12,798

Interest on deposits	1,836	1,427	5,174	3,901
Interest on borrowings	847	516	2,084	1,621

Total interest expense	2,683	1,943	7,258	5,522

Net interest income before provision for loan losses	2,760	2,441	8,189	7,276
Provision for loan losses	10	21	194	70

Net interest income after provision for loan losses	2,750	2,420	7,995	7,206

Non-interest income:
Service charges	289	273	848	732
Gain on sale of loans held for sale	9	—	24	—
Gain (loss) on sale of securities	—	—	(1)	12
Other	37	11	104	86

Total non-interest income	335	284	975	830

Non-interest expense:
Compensation and benefits	1,647	1,218	4,466	3,655
Occupancy expense, net	291	291	827	910
Information services	170	181	504	485
Professional services	159	100	475	325
Office services and supplies	117	105	371	331
Other	243	205	785	508

Total non-interest expense	2,627	2,100	7,428	6,214

Earnings before income taxes	458	604	1,542	1,822
Income taxes	165	242	563	728

Net earnings	$293	$362	$979	$1,094

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$46	$—	$(69)	$—
Reclassification of realized net loss included in net earnings	—	—	—	—
Income tax effect	(18)	—	28	—

Other comprehensive income (loss), net of tax	28	—	(41)	—

Comprehensive earnings	$321	$362	$938	$1,094

Net earnings	$293	$362	$979	$1,094
Dividends paid on preferred stock	(19)	(35)	(83)	(83)

Earnings available to common shareholders	$274	$327	$896	$1,011

Earnings per share-basic	$0.16	$0.20	$0.54	$0.64
Earnings per share-diluted	$0.15	$0.19	$0.50	$0.60
Dividends declared per share-common stock	$0.05	$0.05	$0.15	$0.15
Basic weighted average shares outstanding	1,710,622	1,620,451	1,667,631	1,579,010
Diluted weighted average shares outstanding	1,811,216	1,762,859	1,791,602	1,698,640

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2007	2006
Regulatory Capital Ratios:
Core Capital	7.62%	8.17%
Tangible Capital	7.62%	8.17%
Tier 1 Risk-Based Ratio	9.86%	11.87%
Total Risk-Based Capital	10.59%	12.63%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	0.01%	0.01%
Non-performing assets as a percentage of total assets	0.01%	0.00%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	0.70%	0.66%
Allowance for loan losses as a percentage of non-performing loans	5,658.82%	10,864.29%
Allowance for losses as a percentage of non-performing assets	5,658.82%	10,864.29%
Non-performing assets:
Non-accrual loans	$34	$14

Total non-performing assets	$34	$14

	Three Months ended September 30,				Nine Months ended September 30,
	2007		2006		2007		2006
Performance Ratios:
Return on average assets	0.36	%(A)	0.51	%(A)	0.42	%(A)	0.51	%(A)
Return on average equity	5.52	%(A)	7.50	%(A)	6.30	%(A)	8.00	%(A)
Average equity to average assets	6.57%		6.82%		6.65%		6.38%
Non-interest expense to average assets	3.25	%(A)	2.97	%(A)	3.18	%(A)	2.90	%(A)
Efficiency ratio (1)	84.88%		77.06%		81.06%		76.66%
Net interest rate spread (2)	3.37	%(A)	3.38	%(A)	3.47	%(A)	3.35	%(A)
Net interest rate margin (3)	3.53	%(A)	3.55	%(A)	3.63	%(A)	3.49	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Total assets	$333,192	$283,933	$333,192	$283,933
Total gross loans, including loans held for sale	$277,571	$231,917	$277,571	$231,917
Total equity	$21,657	$19,426	$21,657	$19,426
Average assets	$322,955	$283,125	$311,232	$285,679
Average loans	$269,252	$227,596	$256,954	$227,632
Average equity	$21,231	$19,317	$20,707	$18,225
Average interest-earning assets	$312,511	$275,122	$300,878	$277,804
Average interest-bearing liabilities	$298,109	$260,007	$286,951	$263,687
Net income	$293	$362	$979	$1,094
Total income	$3,095	$2,725	$9,164	$8,106
Non-interest expense	$2,627	$2,100	$7,428	$6,214
Efficiency ratio	84.88%	77.06%	81.06%	76.66%
Non-accrual loans	$34	$14	$34	$14
ALLL	$1,924	$1,521	$1,924	$1,521
Interest income	$5,443	$4,384	$15,447	$12,798
Interest expense	$2,683	$1,943	$7,258	$5,522
Net interest income	$2,760	$2,441	$8,189	$7,276